CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated June 23, 2009 on the financial statements of The China Fund (formerly known as The USX China Fund), a series of the Parr Family of Funds, as of April 30, 2009 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Parr Family of Funds Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
August 27, 2009

an independent member of
BAKER TILLY
INTERNATIONAL

Registered with the Public Company Accounting Oversight Board

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